Exhibit 99.1

CBD Energy Limited
ABN 88 010 966 793
Registered Office
Suite 2 – Level 2
53 Cross Street Double Bay
Sydney NSW 2028
Ph +612 9363 9920
Fax +612 9363 9955
investor@cbdenergy.com.au
www.cbdenergy.com.au

September 3, 2012

CBD Energy Signs Power Purchase Agreement for Taralga Wind Farm with Major Australian Energy Business

TRUenergy to Buy 100% Renewable Energy Generated

Diversified renewable energy company, CBD Energy Ltd. (ASX:CBD), who has previously announced a merger with Westinghouse Solar (NASDAQ: WEST), today advised that is has signed a power purchase agreement (PPA) with major Australian energy business TRUenergy for its proposed Taralga wind farm in New South Wales.

CBD Energy Managing Director Gerry McGowan said, “This agreement with TRUenergy is integral and underpins the financing of the Taralga wind farm. The agreement will deliver approximately $300 million of off-take value to the project.  Taralga is considered a superior location for its wind profile, and I believe this agreement validates both companies due diligence. Further, as CBD’s first utility scale wind-farm in the Australian market, this agreement is a vote of confidence in our company and a major milestone for the project.”

TRUenergy Group Executive Manager Energy Markets, Mark Collette said, “This agreement will significantly boost TRUenergy’s renewable energy portfolio and demonstrates our commitment to supporting cleaner energy sources. Additionally, this helps TRUenergy meet its goals under the Federal Government’s Renewable Energy Target (RET).

Taralga is a circa $250 million project, with development approval for 51 turbines which would result in installed capacity of 108 MW. The project is planned to commence construction of stage 1 later this year, with completion in 2014.  When completed in 2014, Taralga would generate 300 GW hours a year of renewable energy, which would be the equivalent of meeting the annual energy need of 40,000 homes.

TRUenergy has signed a power purchase agreement to buy 100% of the renewable energy generated, including the Large-scale Generation Certificates from Taralga wind farm, located in New South Wales. The arrangements were negotiated between TRUenergy and CBD Energy.
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FOR FURTHER INFORMATION:
Mr Gerry McGowan
Managing Director, CBD Energy Limited
OR, Mr Carlo Botto
CBD Head of Strategy, Tel +61 400 926 340
OR, in the United States
Mr James Greer, Senior Vice President, US Development & Investor Relations
Tel +1 (917) 714 4791

Media inquiries: Ian Westbrook, +61 407 958 137, ian@westbrookfin.com.au

About CBD Energy (ASX:CBD), http://www.cbdenergy.com.au/

CBD is Australia's emerging leader in renewable energy, enabling the efficient use of renewable energy for utilities, businesses and households through operations in wind, solar, energy storage and engineering. It has become one of the largest non-utility suppliers and installers of solar energy generation equipment for both large- and domestic-scale operation in Australia. Utilizing its globally-competitive supply chain, CBD is also currently developing and profitably installing solar projects in Europe and Southeast Asia, both directly and through joint ventures.

About TRUenergy:

TRUenergy is one of Australia’s largest integrated energy businesses  It is a substantial investor in energy generation and retailing, managing the energy needs of its residential and business customers as well as investing in clean energy technologies and solutions.
As one of Australia’s largest energy retailers, TRUenegy services the energy needs of over 2.7 million households and businesses across South East Asia.